Filed Pursuant to Rule 433
Registration Statement No. 333-200089

Dated March 17, 2016

The Bank of Nova Scotia

U.S.$1,400,000,000 2.450% Senior Notes Due 2021

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Issuer:	The Bank of Nova Scotia (the “Bank”)
Title of Securities:	2.450% Senior Notes due 2021 (the “Notes”)
Principal Amount:	U.S.$1,400,000,000
Maturity Date:	March 22, 2021
Price to Public:	99.794% of the Principal Amount of the Notes, plus accrued interest, if any, from March 22, 2016
Underwriters’ Fee:	0.350%
Net Proceeds to the Bank After Underwriters’ Fee and Before Expenses:	U.S.$1,392,216,000
Coupon (Interest Rate):	2.450%
Re-offer Yield:	2.494%
Spread to Benchmark Treasury:	T + 112 basis points
Benchmark Treasury:	1.125% due February 28, 2021
Benchmark Treasury Yield:	1.374%
Interest Payment Dates:	March 22 and September 22 of each year, commencing on September 22, 2016
Day Count / Business Day Convention:	30/360; Following, Unadjusted
Trade Date:	March 17, 2016
Settlement Date:	March 22, 2016 (T+3)
CUSIP / ISIN:	064159 HM1 / US064159HM10
Underwriters:
Underwriter	Principal Amount of 2.450% Senior Notes due 2021 to Be Purchased
Scotia Capital (USA) Inc.	U.S.$ 294,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	294,000,000
Barclays Capital Inc.	224,000,000
Goldman, Sachs & Co.	224,000,000
J.P. Morgan Securities LLC	224,000,000
Citigroup Global Markets Inc.	28,000,000
Deutsche Bank Securities Inc.	28,000,000
Morgan Stanley & Co. LLC	28,000,000
UBS Securities LLC	28,000,000
Wells Fargo Securities, LLC	28,000,000
Total	U.S.$1,400,000,000

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The Bank has filed a registration statement (File No. 333-200089) (including a base shelf prospectus dated December 1, 2014) and a preliminary prospectus supplement dated March 17, 2016 (including the base shelf prospectus, the “Prospectus”) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus and the documents incorporated therein by reference that the Bank has filed with the SEC for more complete information about the Bank and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Bank or any underwriter participating in the offering will arrange to send you the Prospectus and any document incorporated therein by reference if you request such documents by calling, Scotia Capital (USA) Inc. at 1-800-372-3930, Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322, Barclays Capital Inc. at 1-888-603-5847, Goldman, Sachs & Co. at 1-866-471-2526 and J.P. Morgan Securities LLC at 212-834-4533.

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